Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DST SYSTEMS, INC.

* * *

FIRST: The name of the corporation is DST Systems, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

(2)       With respect to any matter existing or occurring at or prior to the effective time of the merger contemplated by the Agreement and Plan of Merger dated as of January 11, 2018 among SS&C Technologies Holdings, Inc., Diamond Merger Sub, Inc. and the Corporation, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by reason of such indemnitee acting in any such capacity; provided, however, that, except as provided in Section (4) of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. “Subsidiary” means any corporation of which a majority of any class of Equity Security (as that term is defined in Section 3(a)(11) of the Securities and Exchange Act of 1934) is owned, directly or indirectly, by the Corporation.

(3)       The right to indemnification conferred in Section (2) of this Article EIGHTH shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if Delaware Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections (2) and (3) of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(4)       If a claim under Section (2) or (3) of this Article EIGHTH is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in Delaware Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

(5)       With respect to any matter occurring after the effective time of the merger contemplated by the Agreement and Plan of Merger dated as of January 11, 2018 among SS&C Technologies Holdings, Inc., Diamond Merger Sub, Inc. and the Corporation, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section (5) of this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section (5) of this ARTICLE EIGHTH shall be a contract right.

(6)       The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Amended and Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or otherwise.

(7)       The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(8)       The Corporation may, to the extent authorized from time to time by a majority vote of the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(9)       Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.